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BANC ONE CORPORATION and Subsidiaries                                EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(thousands, except per share amounts)

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
                                                               THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                   SEPTEMBER 30,
                                                            -------------------------       -------------------------
                                                               1995           1994             1995           1994
                                                            ---------------------------------------------------------
PRIMARY:
     Earnings:
          Net income                                            $331,017       $283,212         $941,017        $940,732
          Deduct:  Dividends on preferred shares                   4,372          4,373           13,118          13,119
                                                                   -----          -----           ------          ------
          Net income available to common shareholders           $326,645       $278,839         $927,899        $927,613
                                                                ========       ========         ========        ========
     Shares:
          Weighted average common shares outstanding             392,154        407,220          393,546         406,706
          Add:  Dilutive effect of outstanding options,
               as determined by the application of the
               treasury stock method                               1,383          1,743            1,023           1,409
                                                                   -----          -----            -----           -----
          Weighted average common shares outstanding,
               as adjusted                                       393,537        408,963          394,569         408,115
                                                                 =======        =======          =======         =======
PRIMARY EARNINGS PER COMMON SHARE                                   $.83           $.68            $2.35           $2.27
                                                                    ====           ====            =====           =====
FULLY DILUTED:
     Earnings:
          Net income                                            $331,017       $283,212         $941,017        $940,732
     Shares:

          Weighted average common shares outstanding             392,154        407,220          393,546         406,706
          Add:  Dilutive effect of outstanding options,
               as determined by the application of the
               treasury stock method                               1,881          1,743            1,709           1,433
          Add: Conversion of preferred stock                       8,763          8,765            8,764           8,765
                                                                   -----          -----            -----           -----
     Weighted average common shares outstanding, as
          adjusted                                               402,798        417,728          404,019         416,904
                                                                 =======        =======          =======         =======
FULLY DILUTED EARNINGS PER COMMON SHARE                             $.82           $.68            $2.33           $2.26
                                                                    ====           ====            =====           =====
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